                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF
                         HEALTHDYNE TECHNOLOGIES, INC.
                                       AT
                               $13 NET PER SHARE
                                       BY
                                  I.H.H. CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                              INVACARE CORPORATION

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
     CITY TIME, ON MONDAY, FEBRUARY 24, 1997, UNLESS THE OFFER IS EXTENDED.

                                                                January 27, 1997

TO OUR CLIENTS:

    Enclosed for your consideration is an Offer to Purchase, dated January 27, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal relating to an offer by I.H.H. Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Invacare Corporation, an Ohio corporation (the "Parent"), to purchase all of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Healthdyne Technologies, Inc., a Georgia corporation (the "Company"), and (unless and until the Purchaser declares that the Rights Condition (as defined in the Offer to Purchase) is satisfied) the associated Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of May 22, 1995 (the "Rights Agreement"), between the Company and Trust Company Bank, as Rights Agent, at a price of $13 per Share (and associated Right), net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). Unless the context requires otherwise, all references to "Shares" shall be deemed to refer also to the associated Rights, and all references to Rights shall be deemed to include all benefits that may inure to the shareholders of the Company or to the holders of the Rights pursuant to the Rights Agreement. We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

    Unless and until the Purchaser declares that the Rights Condition is satisfied, holders of Shares will be required to tender a number of Rights equal the number of Shares being tendered in order to effect a valid tender of such Shares. Based on the Company's filings with the Securities and Exchange Commission (the "Commission"), until the Distribution Date (as defined in the Offer to Purchase), the surrender for transfer of any of the certificates representing Shares (the "Share Certificates") will also constitute the surrender for transfer of the Rights associated with the Shares represented by such Share Certificates. Based on the Company's filings with the Commission, as soon as practicable following the Distribution Date, separate certificates representing the Rights ("Rights Certificates") will be mailed to holders of record of Shares as of the close of business on the Distribution Date; after the Distribution Date, such separate Rights Certificates alone will evidence the Rights. See Section 3 of the Offer to Purchase.

    We request instructions as to whether you wish to have us tender on your behalf any or all of such Shares held by us for your account, pursuant to the terms and subject to the conditions set forth in the Offer to Purchase. Your instructions to tender Shares held by us for your account will also constitute a direction to us to tender a number of Rights held by us for your account equal to the number of Shares tendered.

    Your attention is invited to the following:

        1. The tender price is $13 per share, net to the seller in cash without interest thereon.

        2.  The Offer is made for all of the outstanding Shares.

        3. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Monday, February 24, 1997, unless the Offer is extended.

        4. The Offer is conditioned upon, among other things: (1) the Purchaser being satisfied, in its sole discretion, that there have been validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Shares which, when added to the Shares beneficially owned by the Purchaser and its affiliates, would constitute at least 51% of the voting power (determined on a fully diluted basis) on the date of purchase of all securities of the Company entitled to vote generally in the election of directors and in a merger; (2) the Purchaser being satisfied, in its sole discretion, that the Rights have been redeemed by the Company's Board of Directors or that such Rights have been invalidated or are otherwise inapplicable to, or that the dilutive provisions thereof would not be triggered by, the Offer or the proposed Merger (as defined in the Offer to Purchase); (3) the Purchaser being satisfied, in its sole discretion, that the restrictions on business combinations contained in Sections 14-2-1131 through 14-2-1133 of the Georgia Business Corporation Code (the "GBCC") would not apply to the Purchaser or the Parent in connection with the Offer or the proposed Merger (as a result of action by the Company's Board of Directors, the ownership by the Purchaser and its affiliates upon consummation of the Offer of at least 90% of the outstanding voting stock of the Company (other than Shares held by directors, officers and certain employee stock plans of the Company) or otherwise); and (4) the Purchaser being satisfied, in its sole discretion, that the restrictions on business combinations contained in Sections 14-2-1110 through 14-2-1113 of the GBCC would not apply to the Purchaser or the Parent in connection with the Offer or the proposed Merger or are invalid (in either case, as a result of action by the Company's Board of Directors, judicial action or otherwise) or that the proposed Merger may be consummated without any approval required under such Sections of the GBCC at a price per Share not in excess of the price per Share to be paid in the Offer. The Offer is also subject to other terms and conditions. See the Introduction and Sections 1 and 14 of the Offer to Purchase. The Offer is not conditioned on the receipt of financing.

        5. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer.

    The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of all Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, the Purchaser may in its discretion take such actions as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Salomon Brothers Inc, the Dealer Manager, or one more registered brokers or dealers that are licensed under the laws of such jurisdiction.

    If you wish to have us tender any or all of the Shares held by us for your account, please instruct us by completing, executing and returning to us the instruction form contained in this letter. If you authorize a tender of your Shares, all such Shares will be tendered unless otherwise specified in such instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

          INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF
                         HEALTHDYNE TECHNOLOGIES, INC.

    The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated January 27, 1997, and the related Letter of Transmittal (the "Offer to Purchase") in connection with the offer by I.H.H. Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Invacare Corporation, an Ohio corporation, to purchase all outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Healthdyne Technologies, Inc., a Georgia corporation, and (unless and until the Purchaser declares that the Rights Condition (as defined in the Offer to Purchase) is satisfied) the associated Preferred Stock Purchase Rights (the "Rights").

    This will instruct you to tender the number of Shares and Rights indicated below (or, if no number is indicated below, all Shares and Rights) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.

Number of Shares (and Rights) to be                   SIGN HERE
Tendered*                                             ....................................................
 ................................ Shares (and Rights)  ....................................................
Dated ........................................, 1997  Signature(s)
                                                      ....................................................
                                                      Please print names(s)
                                                      ....................................................
                                                      Address
                                                      ....................................................
                                                      Area Code and Telephone Number
                                                      ....................................................
                                                      Taxpayer Identification or Social Security Number

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*   Unless otherwise indicated, it will be assumed that all of your Shares (and
    Rights) held by us for your account are to be tendered.

                                       3